Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD ACHIEVES RECORD SALES AND EARNINGS

•	Company sales grow 9.5 percent to $2.62 billion

•	Earnings per diluted share increase 4 percent, up 15 percent on an adjusted basis

•	Company reduces full-year earnings estimate from $2.60-$2.75 to $2.54-$2.58,

•	an increase over 2004 of 79-82 percent on a GAAP basis, 13-15 percent on an adjusted basis

Piscataway, N.J. – October 18, 2005 – American Standard today announced record third-quarter sales, net income and earnings per diluted share. Earnings were 74 cents per diluted share in accordance with Generally Accepted Accounting Principles (GAAP), up 4 percent from 71 cents a year ago. Excluding operational consolidation expenses and tax items for 2004 and 2005, adjusted earnings were a record 75 cents per diluted share, 15 percent higher than third quarter last year. The company had estimated third-quarter GAAP earnings in the range of 69-73 cents per diluted share and 74-78 cents per diluted share on an adjusted basis.

For the quarter, sales were $2.62 billion, up 9.5 percent from a year ago (up 8.7 percent excluding foreign exchange). Net income rose to $159.1 million, up 2 percent on a GAAP basis and up 13.8 percent excluding tax items and operational consolidation expenses in 2004 and 2005.

“We delivered good performance for the quarter,” said Fred Poses, chairman and CEO. “Air Conditioning Systems and Services, our largest business, generated strong sales, segment income and segment income as a percentage of sales, with gains in both residential and commercial areas of the business. These results, combined with another solid quarter from Vehicle Control Systems, reduced the impact of lower earnings in Bath and Kitchen.”

In the third quarter, net cash provided by operating activities was $259 million, up $53 million from last year. Free cash flow was $184 million, up $38 million from a year ago. During the quarter, the company paid a 15-cent dividend for each share of common stock and repurchased 1.7 million shares of stock.

“Bath and Kitchen’s business environment will continue to challenge us in the fourth quarter, reducing our quarterly and full-year results. We expect Air Conditioning Systems and Services to continue its momentum, and Vehicle Control Systems to continue to outperform its major markets,” said Poses.

“For the fourth quarter, we expect total sales to be up about 6 percent. Earnings will be in the range of 28-32 cents per diluted share on a GAAP basis compared with last year’s fourth-quarter loss of 41 cents per diluted share. Excluding the impact of tax items, the impact of fourth-quarter operational consolidation expenses and an asbestos charge taken in fourth quarter of 2004, we anticipate adjusted fourth-quarter earnings of 44-48 cents per diluted share compared with 46 cents last year. The fourth-quarter estimates reflect a modest improvement in Bath and Kitchen’s earnings over third quarter and significant costs for launches of residential air conditioning and bath and kitchen products that are important for improving product mix and profitability in 2006,” said Poses.

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2/4

“For the year, we are lowering our earnings estimate to $2.54-$2.58 from $2.60-$2.75, both on a GAAP and on an adjusted basis. This revised estimate represents a 79-82 percent increase on a GAAP basis and a 13-15 percent increase on an adjusted basis over 2004 full-year earnings. Because of our lower estimated earnings, we are reducing our cash flow estimates. For the year, we now expect to generate net cash provided by operating activities of about $840 million and free cash flow of about $520 million,” said Poses. The company previously estimated $880 million in net cash provided by operating activities and $550 million in free cash flow. In 2004, the company generated $765 million in net cash provided by operating activities and free cash flow of $505 million.

THIRD-QUARTER BUSINESS HIGHLIGHTS

AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.599 billion, up 16 percent over third quarter last year because of continuing robust residential sales, improving commercial equipment sales, and growing parts and services sales. Segment income was $214.8 million, up 27 percent, as pricing, volume and mix offset the continuing impact of higher commodity costs, increased investments in the business for new products and labor cost escalations. Excluding third-quarter operational consolidation expenses of $3.4 million, adjusted segment income was $218.2 million.

“Air Conditioning Systems and Services delivered its best third-quarter performance in more than five years,” said Poses. “Looking ahead, we’re well-positioned for the upcoming regulatory change mandating a minimum 13 Seasonal Energy Efficiency Ratio (SEER) on all residential products. We also see continued marketplace improvements and expect to benefit from the growing importance of energy efficiency in system buying decisions.”

During the quarter, the company introduced its new residential air cleaning systems, Trane CleanEffects™ and American Standard AccuClean™ at the Comfortech trade show, where the company received the “best of show” award in the indoor air quality category. More than 1,400 distributors, sales representatives and technical support teams learned about the systems and other new products at company events in Dallas. In addition, David Weekley Homes, the second largest privately-owned home builder in the U.S., presented Trane an “A,A Partner of Choice Award,” the only one given to a manufacturer in heating, ventilation and air conditioning.

Large contracts signed during the quarter included ones for Bio Safety Lab III (Sungai Buloh, Malaysia); Charleston Air Force Base (Charleston, S.C.); Cornell Education Center (Pittsburgh, Pa.); Guidant (Arecibo, Puerto Rico); Infineon Technologies (Malacca, Malaysia); Lotte Hotel (Seoul, South Korea); Meriter Hospital (Madison, Wis.); Minot Air Force Base (Minot, N.D.); Reid Hospital (Indianapolis, Ind.); and Summit Technologies (Lee’s Summit, Mo.).

BATH AND KITCHEN sales were $590 million, down 2 percent. Segment income was $21.3 million, down 61 percent compared with last year. Excluding third-quarter operational consolidation expenses of $6.5 million, adjusted segment income was $27.8 million. The declines in segment income and segment income as a percentage of sales were caused by significantly poorer sales mix, higher energy costs, unfavorable foreign exchange and lower volume. These declines exceeded benefits from previous operational consolidations, other manufacturing improvements and the continued strong sales and margins of the Champion® toilet.

“Although Bath and Kitchen’s manufacturing issues were largely behind us by the end of the quarter, we’re taking further actions as part of our plan to get Bath and Kitchen on track,” said Poses. “We’re simplifying our product lines and our business processes from global new product development to purchasing, manufacturing, pricing and delivery. Building on the success of Champion, we’re focusing on new products that give consumers improved performance as well as design. And we’re investing in upcoming product launches that we expect to improve volume and mix.”

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3/4

During the quarter, Bath and Kitchen launched the FloWise™ high-efficiency toilet, which uses 1.28 gallons per flush instead of the typical 1.6 gallons, at consumer events in the U.S. In China and South Korea, the business introduced Champion technology with a one-piece model. The Moments suite, launched in the second quarter, is now showcased in 121 stores in China and 79 in Thailand. In Europe, Bath and Kitchen introduced a new fittings line in Germany, and participated in the 100% Design Exhibition in London which was attended by more than 30,000 architects and designers. New commercial sales included ones for the Marriott Renaissance (Schaumburg, Ill.); Metro Lofts apartments (Royal Oak, Mich.); and the Ministry of Energy in Algeria.

VEHICLE CONTROL SYSTEMS third-quarter sales were $435 million, up 3 percent over last year’s robust sales, despite typical pricing reductions and a small decline in Western Europe truck and bus production. Segment income was $57.3 million, up 1 percent from last year’s strong third quarter. Excluding third-quarter operational consolidation expenses of $1 million, adjusted segment income was $58.3 million, also up 1 percent. Benefits from volume, productivity gains, previous operational consolidations and foreign exchange effects offset the impact of investments in the business and typical pricing reductions. Excluding foreign exchange translation effects, segment income was down 2 percent.

During the quarter, WABCO began supplying vehicle control modules to IVECO and IRISBUS. Freightliner selected the anti-lock braking system (ABS) electronic control unit from Meritor WABCO, the joint venture between WABCO and Arvin Meritor, for use on heavy trucks manufactured from 2007-2015. This month Tata Daewoo will launch its new medium-duty truck in South Korea with WABCO’s ABS and air dryer as standard equipment. In addition, IVECO honored WABCO as a supplier of the year at its first supplier awards ceremony.

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PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and CFO Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliations between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available in the accompanying financial tables and under the heading, “American Standard’s Third-quarter 2005 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-4902. Please call five to 10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 12:30 p.m. EDT today until 11:59 p.m. EDT on Oct. 25. For the replay, please dial (719) 457-0820. The replay access code is 1156493.

Comments in this news release, particularly those related to earnings guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce its products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; (iii) the actual level of construction activity and commercial vehicle production in the company’s end-markets; and (iv) periodic adjustments to litigation reserves, including asbestos liabilities and asbestos insurance recoveries. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2004 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. To facilitate understanding of third-quarter results, several tables follow this news release. The third-quarter results that exclude operational consolidation expenses, tax items and foreign exchange translation are non-GAAP measures. Segment income and free cash flow, other measures used by the company, are also non-GAAP. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management uses free cash flow and segment income to measure the company’s operating performance and analyzes year-over-year changes in segment income with and without the effect of operational consolidation expenses and the impact of foreign exchange translation. Management believes that excluding these effects is helpful in assessing the overall performance of the business. In addition, the company uses segment income to make strategic and capital investment decisions, allocate resources and report business performance to the board of directors. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

American Standard is a $9.5 billion global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 61,000 people and has manufacturing operations in 29 countries. American Standard is included in the S&P 500.

4/4

For more information, reporters may contact:

Lisa Glover, (732) 980-6048, lglover@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:

Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com.

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2005 American Standard Inc.

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,
In millions except per share data	2005	2004
Sales
Air Conditioning Systems and Services	$1,599.0	$1,375.5
Bath & Kitchen	590.0	599.7
Vehicle Control Systems	435.0	420.9

Total	$2,624.0	$2,396.1

Segment income
Air Conditioning Systems and Services	$214.8	$168.8
Bath & Kitchen	21.3	54.6
Vehicle Control Systems	57.3	56.9

Total	293.4	280.3

Equity in net income of unconsolidated joint ventures	8.6	6.8

	302.0	287.1
Interest expense	28.9	28.7
Corporate and other expenses	51.8	58.4

Income before income taxes	221.3	200.0
Income taxes	62.2	44.0

Net income	$159.1	$156.0

Net income per common share:
Basic	$0.76	$0.73

Diluted	$0.74	$0.71

Average outstanding common shares:
Basic	210.5	214.2
Diluted	216.3	219.9

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share
Adjusted for Operational Consolidation Expenses and Tax Items.

	2005	2004
Net income	$159.1	$156.0
Adjustments
Operational consolidation expenses, net of tax	6.6	4.8
Tax Items	(7.1)	(18.0)
Effect of tax items included in full year rate	3.9	—

Adjusted net income	$162.5	$142.8

Adjusted net income per diluted common share	$0.75	$0.65

Average outstanding common shares:
Diluted	216.3	219.9

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

	Nine Months Ended September 30,
In millions except per share data	2005	2004
Sales
Air Conditioning Systems and Services	$4,484.0	$4,054.4
Bath & Kitchen	1,843.0	1,835.2
Vehicle Control Systems	1,392.3	1,266.8

Total	$7,719.3	$7,156.4

Segment income
Air Conditioning Systems and Services	$521.3	$467.6
Bath & Kitchen	101.7	155.8
Vehicle Control Systems	193.0	169.2

Total	816.0	792.6
Equity in net income of unconsolidated joint ventures	27.4	21.8

	843.4	814.4
Interest expense	89.1	86.5
Corporate and other expenses	154.9	177.5

Income before income taxes	599.4	550.4
Income taxes	107.5	150.1

Net income	$491.9	$400.3

Net income per common share:
Basic	$2.32	$1.86

Diluted	$2.26	$1.81

Average outstanding common shares:
Basic	212.2	215.0
Diluted	218.1	220.7

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share
Adjusted for Operational Consolidation Expenses and Tax Items.

	2005	2004
Net income	$491.9	$400.3
Adjustments
Operational consolidation expenses, net of tax	37.6	14.1
Tax Items	(68.3)	(20.8)
Effect of tax items included in full year rate	(2.9)	—

Adjusted net income	$458.3	$393.6

Adjusted net income per diluted common share	$2.10	$1.78

Average outstanding common shares:
Diluted	218.1	220.7

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

This Data Supplement Sheet includes information on backlog and information excluding the effects of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant effect on results of operations when presented in U.S. Dollars. Year-over-year changes in sales and segment income, and in certain cases, segment income as a percentage of sales, for 2005 compared with 2004 are presented both with and without the effects of foreign exchange translation. Additionally, management analyzes year-over-year changes to its operating performance with and without operational consolidation expenses. Operational consolidation expenses have been noted below. Presenting results of operations excluding the translation effects of foreign exchange amounts and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP), but management analyzes the data in this manner because it is useful to them for understanding operational performance of the business. Management also uses data adjusted in this manner for purposes of determining incentive compensation. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates. The presentation of sales, segment income, total segment income and segment income and total segment income as a percentage of sales with and without the effects of foreign currency translation are not meant to be a substitute for measurements prepared in accordance with GAAP, nor to be considered in isolation.

In millions	Three Months Ended September 30,							Nine Months Ended September 30,
	Reported 2005 (1)	Reported 2004 (2)	% Chg vs. 2004		% Chg vs. 2004 Excl. FX (5)		% Chg vs. 2004 Excl. FX & Op. Cons. Exp (6)	Reported 2005 (3)	Reported 2004 (4)	% Chg vs. 2004		% Chg vs. 2004 Excl. FX (5)		% Chg vs. 2004 Excl. FX & Op. Cons. Exp (6)
Air Conditioning Systems and Services
Sales	1,599.0	1,375.5	16.2%		15.4%			4,484.0	4,054.4	10.6%		9.7%
Segment Income	214.8	168.8	27.3%		27.0%		28.4%	521.3	467.6	11.5%		11.1%		16.3%
Segment Income as a Percentage of Sales	13.4%	12.3%	1.1	pts	1.2	pts		11.6%	11.5%	0.1	pts	0.2	pts
Backlog								646.4	608.0	6.3%		5.3%
Bath & Kitchen
Sales	590.0	599.7	-1.6%		-2.0%			1,843.0	1,835.2	0.4%		-1.6%
Segment Income	21.3	54.6	-61.0%		-61.7%		-54.0%	101.7	155.8	-34.7%		-36.9%		-29.4%
Segment Income as a Percentage of Sales	3.6%	9.1%	-5.5	pts	-5.5	pts		5.5%	8.5%	-3.0	pts	-3.1	pts
Vehicle Control Systems
Sales	435.0	420.9	3.3%		2.3%			1,392.3	1,266.8	9.9%		5.9%
Segment Income	57.3	56.9	0.7%		-1.9%		-2.0%	193.0	169.2	14.1%		8.6%		12.5%
Segment Income as a Percentage of Sales	13.2%	13.5%	-0.3	pts	-0.5	pts		13.9%	13.4%	0.5	pts	0.3	pts
Backlog								727.6	751.3	-3.2%		-0.2%
Total Company
Sales	2,624.0	2,396.1	9.5%		8.7%			7,719.3	7,156.4	7.9%		6.1%
Segment Income	293.4	280.3	4.7%		3.8%		5.1%	816.0	792.6	3.0%		1.1%		5.7%
Total Segment Income as a Percentage of Sales	11.2%	11.7%	-0.5	pts	-0.5	pts		10.6%	11.1%	-0.5	pts	-0.5	pts
Total Company
Sales	2,624.0	2,396.1	9.5%					7,719.3	7,156.4	7.9%
Net Income Applicable to Common Shareholders	159.1	156.0	2.0%					491.9	400.3	22.9%
Net Income Applicable to Common Shareholders as a Percentage of Sales	6.1%	6.5%	-0.4	pts				6.4%	5.6%	0.8	pts

(1)	Segment income includes $10.9 million for operational consolidation expenses, comprised of $3.4 million for Air Conditioning Systems and Services, $6.5 million for Bath & Kitchen, and $1.0 million for Vehicle Control Systems.
(2)	Segment income includes $6.8 million for operational consolidation expenses, comprised of $0.7 million for Air Conditioning Systems and Services, $5.1 million for Bath & Kitchen, and $1.0 million for Vehicle Control Systems.
(3)	Segment income includes $57.4 million for operational consolidation expenses, comprised of $25.0 million for Air Conditioning Systems and Services, $24.4 million for Bath & Kitchen, and $8.0 million for Vehicle Control Systems. Additionally, Corporate & Other expenses includes $1.9 million of income related to operational consolidations.
(4)	Segment income includes $19.9 million for operational consolidation expenses, comprised of $0.7 million for Air Conditioning Systems and Services, $18.0 million for Bath & Kitchen, and $1.2 million for Vehicle Control Systems.
(5)	Excluding the impact of foreign exchange translation.
(6)	Excluding the impact of foreign exchange and operational consolidation expenses.
(7)	See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

American Standard Companies Inc.

2005 Earnings Per Share Reconciliation

(Unaudited)

	Q4 2005	FY 2005
Net Income Reported	$60.4 - $69.0	$552.5 - $561.2	(1)
Streamlining Expenses	9.7	65.1
Tax Benefit on Streamlining Expenses	(2.9)	(20.7)
Tax Items
Effect of tax items included in full year rate	2.7	—
Other Tax Items	—	(69.4)
Repatriation / Add’l Streamlining	25.0	25.0

Adjusted Net Income	$94.9 - $103.5	$552.5 - $561.2
Adjusted EPS	$0.44 - $0.48	$2.54 - $2.58
Reported EPS	$0.28 - $0.32	$2.54 - $2.58	(1)
Diluted Shares	215.7	217.5

2004 Earnings Per Share Reconciliation

(Unaudited)

	Q4 2004	FY 2004
Net Income (Loss) Reported	$(86.9)	$313.4
Streamlining Expenses	26.2	46.1
Tax Benefit on Streamlining Expenses	(8.3)	(14.1)
Other Tax Items	(18.4)	(39.2)
4Q’04 Asbestos Indemnity Charge	307.0	307.0
Tax Benefit on Asbestos Indemnity Charge	(119.0)	(119.0)

Adjusted Net Income	$100.6	$494.2

Adjusted EPS	$0.46	$2.24
Reported EPS	$(0.41)	$1.42
Diluted Shares Adjusted	220.2	220.6
Diluted Shares Reported	214.5	220.6

(1)	Assumes that operational consolidation expenses will offset tax items.
Note:	The presentation of adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Balance Sheet

(Unaudited)

(dollars in millions)	September 30, 2005	December 31, 2004
Current Assets:
Cash and cash equivalents	$330.1	$229.4
Accounts receivable, less allowance for doubtful accounts	1,306.5	1,154.5
Sept. 2005 - $46.2; Dec. 2004 - $46.2
Inventories:
Finished products	720.4	658.0
Products in process	197.9	233.2
Raw materials	232.7	196.0

	1,151.0	1,087.2
Other current assets	397.9	418.7

Total Current Assets	3,185.5	2,889.8
Facilities, less accumulated depreciation:	1,583.3	1,616.6
Sept. 2005 - $1,125.2; Dec. 2004 - $1,123.7
Goodwill, less accumulated amortization:	1,167.6	1,267.7
Sept. 2005 - $410.1; Dec. 2004 - $447.0
Capitalized software, less accumulated amortization:	207.5	230.0
Sept. 2005 - $308.8; Dec. 2004 - $274.5
Debt issuance costs, net of accumulated amortization:	15.0	15.4
Sept. 2005 - $31.9; Dec. 2004 - $28.2
Long-term asbestos indemnity recoveries	354.9	365.1
Other assets	424.8	457.2

Total Assets	$6,938.6	$6,841.8

Current Liabilities:
Loans payable to banks	$57.6	$76.6
Current maturities of long-term debt	2.9	2.2
Accounts payable	873.3	887.2
Accrued payrolls	354.6	331.2
Current portion of warranties	171.3	155.1
Taxes on income	86.9	130.5
Other accrued liabilities	786.6	763.9

Total Current Liabilities	2,333.2	2,346.7

Long-Term Debt	1,562.8	1,429.1

Other Long-Term Liabilities
Reserve for post-retirement benefits	671.0	744.1
Long-term portion of asbestos indemnity liability	677.3	683.4
Long-term portion of warranties	242.7	242.4
Deferred taxes on income	83.3	94.3
Other liabilities	362.2	371.5

Total Liabilities	5,932.5	5,911.5

Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,769,554 in 2005; 251,768,741 in 2004; and shares outstanding: 210,102,289 in 2005; 214,947,988 in 2004	2.5	2.5
Capital surplus	827.8	794.5
Treasury stock	(1,039.5)	(760.1)
Retained earnings	1,543.2	1,146.6
Foreign currency translation effects	(187.2)	(102.8)
Deferred gain on hedge contracts, net of tax	10.2	9.3
Minimum pension liability adjustment, net of tax	(150.9)	(159.7)

Total Shareholders’ Equity	1,006.1	930.3

Total Liabilities & Shareholders’ Equity	$6,938.6	$6,841.8

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

	Three Months Ended September 30,
In millions	2005	2004
Cash provided by operating activities:
Net income	$159.1	$156.0
Adjustments to reconcile net income to net cash provided by operating activities	99.6	49.8

Net cash provided by operating activities	258.7	205.8

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(79.2)	(64.0)
Proceeds from disposals of property	4.2	4.0

Free cash flow	$183.7	$145.8

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees. The presentation of free cash flow is not meant to be a substitute for measurements prepared in conformity with US GAAP, nor to be considered in isolation.

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

	Nine Months Ended September 30,
In millions	2005	2004
Cash provided by operating activities:
Net income	$491.9	$400.3
Adjustments to reconcile net income to net cash provided by operating activities	44.6	62.3

Net cash provided by operating activities	536.5	462.6

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(221.4)	(149.7)
Proceeds from disposals of property	26.5	13.9

Free cash flow	$341.6	$326.8

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees. The presentation of free cash flow is not meant to be a substitute for measurements prepared in conformity with US GAAP, nor to be considered in isolation.

American Standard Companies Inc.

Reconciliation of Net Cash Provided By

Operating Activities to Free Cash Flow

(Unaudited)

	Twelve Months Ended December 31,
In millions	2005 Estimate		2004
Net cash provided by operating activities	$840.0	+	$764.7

Other deductions or additions to reconcile to Free Cash Flow:
Proceeds from initial sale of receivables, net	—		(27.1)
Purchases of property, plant, equipment and computer software	(350.0	)+	(262.5)
Proceeds from disposals of property	30.0		29.4

Free cash flow	$520.0		$504.5

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees. The presentation of free cash flow is not meant to be a substitute for measurements prepared in conformity with US GAAP, nor to be considered in isolation.